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                                                                     EXHIBIT 3.1


                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION
                                       OF
                             RADIANT SYSTEMS, INC.


                                      I.

     The name of the Corporation is Radiant Systems, Inc.

                                      II.

     The authorized capital of the Corporation shall consist of 45,000,000 shares of capital stock which shall be represented by the following securities:

     A. 30,000,000 shares of no par value common stock designated as Common Stock and having the following attributes:

         (1) On all matters as to which the stockholders of the Corporation are entitled to vote, and except as otherwise provided in these Articles of Incorporation or by law, each share of Common Stock shall have one vote and shall vote with all other shares of Common Stock as a single class.

         (2) Except as specifically provided for otherwise in these Articles of Incorporation, the Common Stock and Class A Common Stock shall rank pari passu and shall possess equal rights and privileges on a share for share basis, including any rights to liquidating or other distributions.

     B. 10,000,000 shares of no par value common stock designated as Class A Common Stock and having the following attributes:

         (1) On all matters as to which holders of shares of Common Stock are entitled to vote, and except as otherwise provided in these Articles of Incorporation or by law, holders of Class A Common Stock shall have no right to vote.

         (2) The shares of Class A Common Stock shall be convertible into the Corporation's Common Stock automatically, and without any further action on the part of either the Corporation or the stockholders, at the rate of one share of Common Stock for each share of Class A Common Stock on the earlier to occur of ( the closing time of an initial public offering by the Corporation (as defined herein) or ( the closing time of a change in control of the Corporation (as defined herein). Upon such conversion, the Class A Common Stock shall cease to be authorized. The Corporation shall promptly notify the holders of Class A Common Stock of any such conversion.
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         As used herein, the phrase "closing time of an initial public offering by the Corporation" shall mean the closing time and date of the receipt by the Corporation of not less than $8,000,000 in cash proceeds from a public offering of securities registered by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

         As used herein, the phrase "closing time of a change in control of the Corporation" shall mean the closing time and date of: (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of the Corporation, (ii) the sale of all or substantially all of the assets of the Corporation, or (iii) the liquidation of the Corporation. Notwithstanding the foregoing, a change of control of the Corporation shall not be deemed to have occurred for purposes of this Article II(B)(2) in the event the Corporation reincorporates into another jurisdiction or in the event of any acquisition of Common Stock of the Corporation by any one or more of the following shareholders of the Corporation: Erez Goren, Thomas J. Barrella, Alon Goren or Lawrence D. Parker.

     C. 5,000,000 shares of preferred stock designated as Preferred Stock and having the following attributes:

         (1) The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and liquidation shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any such shares.

         (2) The Board of Directors is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued) and, prior to the issuance of any shares of the class or shares of the series so affected, to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption and liquidation relating to the shares of each series.

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                                     III.

     The street address of the initial registered office of the Corporation is Suite 1800, East Tower, Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, located in Fulton County. The initial registered agent of the Corporation at such office is Richard G. Greenstein.

                                      IV.

     The mailing address of the initial principal office of the Corporation is 1000 Alderman Drive, Suite A, Alpharetta, Georgia 30202.

                                       V.

     The name and address of the Incorporator of the Corporation are:

         NAME                             ADDRESS
         ----                             -------

         Robert T. Molinet            Suite 1800, East Tower
                                      Atlanta Financial Center
                                      3343 Peachtree Road, N.E.
                                      Atlanta, Georgia  30326

                                      VI.

     A. Number, Election and Terms. The business and affairs of the Corporation shall be managed by or under the direction of a board of directors which, except as otherwise fixed by or pursuant to the provisions of Article II hereof relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, shall consist of not less than three (3) nor more than fifteen (15) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class of directors to expire at the annual meeting of stockholders of the Corporation to be held in 1997, the term of office of the second class of directors to expire at the annual meeting of stockholders of the Corporation to be held in 1998, and the term of office of the third class of directors to expire at the annual meeting of stockholders of the Corporation to be held in 1999. At each annual meeting of the stockholders of the Corporation following such initial classification and election, and except as otherwise so fixed by or pursuant to the provisions of Article II hereof relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders of the Corporation after their election.

     B. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies occurring in the board of directors resulting from death, resignation,

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retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum of the board of directors, or by the sole remaining director. A director so chosen shall hold office until the next annual meeting of stockholders of the Corporation. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

     C. Continuances in Office. Notwithstanding the foregoing provisions of this Article VI, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualify.

     D. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

     E. Amendment, Repeal, Etc. Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with, this Article VI. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

                                     VII.

    No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that to the extent required by applicable law, this Article shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.
If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

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                                     VIII.

    In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

    IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on January 13, 1997.


                                 /s/ John H. Heyman
                                 --------------------------------
                                 John H. Heyman
                                 Executive Vice President



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